Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 28, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to Note 1, paragraph 2, and Note 28, as to which the date is October 1, 2009, and Note 1, paragraph 3, and Note 29, as to which the date is January 8, 2010, relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in CIT Group Inc.’s Current Report on Form 8-K dated January 8, 2010.
Very truly yours,

/s/  PricewaterhouseCoopers
PricewaterhouseCoopers